                                                                   Exhibit 10.17




                              AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            TRANSPORTAL NETWORK, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

ARTICLE 1      DEFINITIONS..................................................         2

      1.1         Definitions...............................................         2

ARTICLE 2      ORGANIZATION OF THE COMPANY..................................         9

      2.1         Continuation of the Company...............................         9

      2.2         Name......................................................         9

      2.3         Principal Place of Business...............................        10

      2.4         Registered Office and Registered Agent....................        10

      2.5         Duration of the Company...................................        10

ARTICLE 3      NAMES AND ADDRESSES OF MEMBERS...............................        10

      3.1         Names and Addresses of Members............................        10

ARTICLE 4      PURPOSES OF THE COMPANY......................................        10

      4.1         Purposes of the Company...................................        10

      4.2         Partnership...............................................        11

ARTICLE 5      CAPITAL CONTRIBUTIONS; ISSUANCES OF UNITS; CAPITAL
               ACCOUNTS.....................................................        12

      5.1         Capital Accounts..........................................        12

      5.2         Initial Capital Contributions.............................        12

      5.3         Additional Capital Contributions..........................        13

      5.4         Recalculation of Percentage Interests and Number of
                  Units.....................................................        14

      5.5         Capital Contributions as Loans............................        15

      5.6         Issuance of Additional Membership Interests...............        15

      5.7         Temporary Investment of Funds.............................        16

ARTICLE 6      ALLOCATION OF INCOME, PROFITS AND LOSSES.....................        16

      6.1         Allocations of Net Profit and Net Loss....................        16

      6.2         Regulatory Allocations....................................        17

      6.3         Curative Allocations......................................        19

      6.4         Other Rules...............................................        19

      6.5         Tax Allocations. Code Section 704(c)......................        19

      6.6         Allocations in Event of Sale..............................        20

      6.7         Deficit Capital Account Balances..........................        20

ARTICLE 7      DISTRIBUTIONS................................................        20

      7.1         Discretionary Distributions...............................        20

      7.2         Amounts Withheld From Distributions.......................        20


      7.3         Distributions Upon Liquidation............................        21

      7.4         Distributions In Kind.....................................        21

      7.5         Limitation Upon Distributions.............................        21

ARTICLE 8      MANAGEMENT...................................................        21

      8.1         Management................................................        21

      8.2         Certain Special Voting Requirements.......................        23

      8.3         Officers..................................................        24

      8.4         Limitation of Liability of Members........................        24

      8.5         Manager Standard of Care; Liability to Members............        24

      8.6         Indemnity of Members, Managers, Officers, Employees
                  and Other Agents..........................................        24

      8.7         Tax Matters Partner.......................................        25

      8.8         Outside Activities of TNI.................................        25

ARTICLE 9      RECORDS AND REPORTS..........................................        26

      9.1         Records, Audits, and Reports..............................        26

      9.2         Financial Statements......................................        26

      9.3         Notice of Material Litigation.............................        27

      9.4         Bank Accounts.............................................        27

ARTICLE 10     TRANSFERABILITY..............................................        27

      10.1        No Pledge of Membership Interests.........................        27

      10.2        Restrictions on Transfer..................................        27

      10.3        Conditions to Transfer....................................        28

      10.4        Termination of a Member...................................        29

      10.5        Termination of Article 10 Provisions......................        29

ARTICLE 11     REORGANIZATION INCIDENT TO PUBLIC OFFERING...................        29

      11.1        Initial Public Offering...................................        29

      11.2        Reorganization............................................        30

      11.3        Issuance of Class A Common Stock..........................        30

      11.4        Implementing Agreements...................................        30

ARTICLE 12     DISSOLUTION AND TERMINATION..................................        31

      12.1        Dissolution...............................................        31

      12.2        Effect of Commencement of Dissolution Proceedings.........        31

      12.3        Winding Up, Liquidation, and Distribution of Assets.......        31

      12.4        Distributions In Kind on Liquidation......................        32

      12.5        Certificate of Cancellation...............................        32

      12.6        Effect of Filing Certificate of Cancellation..............        32

      12.7        Return of Contribution Nonrecourse to Other Members.......        32

      12.8        Withdrawal or Reduction of Members' Contributions to
                  Capital...................................................        33

ARTICLE 13     CERTAIN ADDITIONAL COVENANTS AND  REPRESENTATIONS OF THE
               MEMBERS......................................................        33

      13.1        Confidentiality...........................................        33

      13.2        Transactions Between a Member and the Company
                  Generally.................................................        33

      13.3        Publicity.................................................        34

      13.4        Independent Activities....................................        34

      13.5        Representations and Warranties of the Members.............        34

      13.6        Indemnification by Members................................        34

ARTICLE 14     MISCELLANEOUS PROVISIONS.....................................        35

      14.1        Notices...................................................        35

      14.2        Application of Delaware Law...............................        36

      14.3        Waiver of Action for Partition............................        37

      14.4        Amendments................................................        37

      14.5        Execution of Additional Instruments.......................        37

      14.6        Compliance with Laws......................................        37

      14.7        Headings..................................................        37

      14.8        Waivers...................................................        38

      14.9        Rights and Remedies Cumulative............................        38

      14.10       Severability..............................................        38

      14.11       Successors and Assigns....................................        38

      14.12       Creditors.................................................        38

      14.13       Counterparts..............................................        38

      14.14       Use of Language...........................................        38

      14.15       Integration...............................................        38

                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                            TRANSPORTAL NETWORK, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY

         THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of TRANSPORTAL NETWORK, LLC, dated as of July 5, 2000, is entered into by and among Transportal Network, LLC (the "Company"), Transportal Network, Inc., a Delaware corporation ("TNI"), Transportal Investment Corp., a Delaware corporation (the "Crescent Member") (each of TNI and the Crescent Member, together with any other Person who is admitted to the Company as a Member in accordance with the terms of this Agreement and who has agreed to become a party to this Agreement and be bound by all of the terms and conditions hereof, individually referred to herein as a "Member" and collectively as the "Members") and, solely for the purpose of Sections 4.2, 8.22, 10.3.1(iv) and 10.3.2 of this Agreement, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities").

                                    RECITALS

         The Company was organized as a limited liability company by TNI pursuant to a Limited Liability Company Agreement, dated as of July 5, 2000, between TNI and the Company. TNI has contributed to the Company all of its tangible and intangible assets, including its contract rights (other than related to employee matters) and its business plan and design, and the Company assumed all the liabilities and obligations of TNI relating to such assets, including a Note (the "Note") payable to the Crescent Member in the amount of $1.2 million (together, the "Net Assets")

         Immediately after contributing the Net Assets to the Company, TNI distributed 2400 Class B Units to one of its shareholders, Crescent Operating, Inc. ("COPI"), in partial liquidation of COPI's interest in TNI.

         Immediately after the receipt of the interest in the Company from TNI, COPI sold the 2400 Class B Units to the Crescent Member.

         In connection with entering in this Agreement, the Company is issuing 240 Class A Units to the Crescent Member in exchange for the cancellation of the Note.

         The Members desire to enter into this Amended and Restated Limited Liability Company Agreement to provide for the continuation of the Company, the allocation of profits and losses, cash flow and other proceeds of the Company among the Members, the respective rights, obligations and interests of the Members to each other and to the Company, and certain other matters.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, the Members hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):


         "Accreted Interest" shall mean, as of a specified date, the amount obtained by assuming interest accrued at a 10% per annum rate, on a monthly compounded basis, from the date of this Agreement to such specified date, on the aggregate balances in the Capital Accounts of all Members as of the first day of each month preceding such specified date.

         "Accreted Value of the Company" shall mean, as of a specified date, the sum of (a) the aggregate balances in the Capital Accounts of all Members as of such date and (b) the amount of Accreted Interest as of such date.

         "Adjusted Capital Account Balance" shall mean, with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

                  (a) Crediting to such Capital Account any amounts which such Member is obligated to restore to the Company pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (b) Debiting to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4),
         1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

         This definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" with respect to any Person or Member, shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such first Person or Member.

         "Agreement" shall mean this Amended and Restated Limited Liability Company Agreement of Transportal Network, LLC, as it may be amended, restated, modified or supplemented from time to time in accordance with its terms.

         "Annual Budget" shall mean the Company's annual operating and capital expenditures budget for each Fiscal Year, in the form approved by the Manager.

         "Business Day" shall mean any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the State of Georgia are authorized or obligated by law to close.

         "Capital Account" shall have the meaning given such term in Section 5.1.1.

         "Capital Contributions" shall mean the contributions in cash or other property to the capital of the Company made by the Members, net of any liabilities secured by such contributed property or which the Company assumes or subject to which the Company takes the property. Capital Contributions shall not include obligations to contribute cash at a future date, until such contributions of cash are actually made.

         "Certificate of Formation" shall mean the Certificate of Formation of Transportal Network, LLC, filed with the Secretary of State of the State of Delaware on July 5, 2000, and as the same may be amended from time to time.

         "Class A Initial Preference Amount" shall have the meaning given such term in Section 5.2.2.

         "Class A Membership Interest" shall mean a Member's ownership interest in the Class A Preference Amount and shall include any and all benefits to which the holder of such Class A Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Delaware Act, as applicable. A Class A Membership Interest may be expressed as a number of Class A Units.

         "Class A Preference Amount" shall mean the Class A Initial Preference Amount and any additional Capital Contribution pursuant to Section 5.3.1 for which Class A Units are issued.

         "Class A Units" shall mean an undivided share of the Class A Membership Interests issued pursuant to Article 5 in such number as set forth on Exhibit A attached hereto, as such Exhibit A may be amended from time to time. The Company may issue fractional Class A Units to Members.

         "Class B Membership Interest" shall mean a Member's ownership interest in the Company, other than the Class A Membership Interest, and shall include any and all benefits to which the holder of such Class B Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Delaware Act, as applicable. A Class B Membership Interest may be expressed as a number of Class B Units.

         "Class B Percentage Interest" shall mean, with respect to each Member, the fraction, expressed as a percentage, obtained by dividing the Class B Units owned by such Member by the total number of Class B Units then outstanding as specified on Exhibit A attached hereto, as such Exhibit A may be amended from time to time in accordance with this Agreement.

         "Class B Units" shall mean an undivided share of the Class B Membership Interests issued pursuant to Article 5 in such number as set forth on Exhibit A attached hereto, as such Exhibit A may be amended from time to time. The Company may issue fractional Class B Units to Members.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law), and, to the extent applicable, the Treasury Regulations promulgated thereunder.

         "Company" shall have the meaning given such term in the preamble to this Agreement.

         "Company Confidential Information" shall mean any and all trade secrets and other confidential proprietary information, data or know-how of the Company, or of other Persons that is in the possession of the Company, relating to the business or operations of the Company, including, without limitation, any software, system, technology, tools, list of customers, list of advertisers and/or advertising pricing, business plans, marketing plans, financial information, source codes, programs, inventions, techniques, budgets, projections, licenses, prices, costs or compilations of information or databases used in the Company's business or operations or any other information of the Company or concerning its intellectual property or business and operations that is not publicly available.

         "Company Minimum Gain" shall have the meaning of "partnership minimum gain" that is set forth in Treasury Regulations Section 1.704-2(b)(2). The amount of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

         "COPI" shall have the meaning given such term in the recitals to this Agreement.

         "Crescent Equities" shall have the meaning given such term in the preamble to this Agreement.

         "Crescent Member" shall have the meaning given such term in the preamble to this Agreement.

         "Debt Participating Member" shall have the meaning given such term in
Section 5.3.2.

         "Defaulting Member" shall mean, with respect to a Capital Contribution, each Member that fails to timely contribute its respective share of such Capital Contribution.

         "Delaware Act" shall mean the Delaware Limited Liability Company Act, as amended from time to time.

         "Depreciation" shall mean, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) or Treasury Regulations Section 1.704-3(d)(2), as applicable.

         "Economic Risk of Loss" shall have the meaning given such term in Treasury Regulations Section 1.704-2(b)(4).

         "Entity" shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association, or any foreign trust, foreign business organization or Governmental Agency.

         "Equity Participating Member" shall have the meaning given such term in
Section 5.3.2.

         "Exchange Act" shall have the meaning given such term in Section
13.1.1.

         "Fiscal Year" shall mean the calendar year or, in the case of the first and the last Fiscal Years of the Company, the fraction thereof commencing on the date on which the Company is formed under the Delaware Act or ending on the date on which the winding up of the Company is completed, as the case may be.

         "Governmental Agency" shall mean any agency or department or subdivision of the United States federal government or any state or local government.

         "Gross Asset Value" shall mean with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any assets contributed by a Member to the Company shall be the fair market value of such asset, as determined by the Manager;

                  (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective fair market values, upon the happening of the following events: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company; (iii) a Reorganization; or (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (i) and (ii) above shall be made only if the Manager reasonably determines in accordance with Article 8 that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                  (c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Manager; and

                  (d) The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Section 6.2.7; provided, however, that Gross Asset Value shall not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

         If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

         "Initial Capital" shall have the meaning given such term in Section 5.2.1.

         "Initial Cash Contributions" shall mean, with respect to each Member, the respective aggregate amount of cash Capital Contributions made or to be made by each such Member pursuant to Sections 5.2.2 and 5.2.3.

         "Liquidator " shall have the meaning given such term in Section 12.3.1.

         "Manager" shall have the meaning given such term in Section 8.1.1.

         "Member" shall have the meaning given such term in the preamble to this Agreement.

         "Member Debt" shall have the meaning given such term in Section 5.5.1.

         "Member Nonrecourse Debt" shall have the meaning of "partner nonrecourse debt" that is set forth in Treasury Regulations Section 1.704-2(b)(4).

         "Member Nonrecourse Debt Minimum Gain" shall have the meaning of "partner nonrecourse debt minimum gain" that is set forth in Treasury Regulations Section 1.704-2(i)(2). The amount of Member Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Member Nonrecourse Deductions" shall have the meaning of "partner nonrecourse deductions" that is set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2). The amount of Member Nonrecourse Deductions shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

         "Membership Interests" shall mean the Class A Membership Interests and the Class B Membership Interests, together.

         "Net Assets" shall have the meaning given such term in the recitals to this Agreement.

         "Net Profit and Net Loss" shall mean, for each Fiscal Year, an amount equal to the Company taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing such Net Profit or Net Loss shall be added to such taxable income or loss;

                  (b) any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and which are not otherwise taken into account in computing such Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

                  (c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                  (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

                  (f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset, and such gain or loss shall be taken into account for purposes of computing Net Profit and Net Loss;

                  (g) notwithstanding anything to the contrary in the definition of the terms "Net Profit" and "Net Loss", any items which are specially allocated pursuant to Section 6.2 (other than as provided in Section 6.2.7), Section 6.3, or Section 6.4 hereof shall not be taken into account in computing such Net Profit or Net Loss; and

                  (h) for purposes of this Agreement, any deduction for a loss on a sale or exchange of Company property which is disallowed to the Company under Code Section 267(a)(1) or 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

         The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 6.2, 6.3 and 6.4 shall be determined by applying rules analogous to those set forth in this definition of Net Profit and Net Loss.

         "Non-Defaulting Member" shall mean, with respect to a Capital Contribution, each Member that has timely contributed its respective share of such Capital Contribution.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

          "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

         "Participating Member" shall have the meaning given such term in
Section 5.4.4.

         "Permitted Transfer" shall mean (a) in the case of TNI, a Sale by such Member to Vornado Operating Co., Vornado Realty Trust or COPI or any Affiliate or Subsidiary thereof or of such Member, (b) in the case of the Crescent Member,
(i) a Sale by the Crescent Member to Crescent Equities, COPI or any Affiliate or Subsidiary of Crescent Equities or COPI, or to any Affiliate or Subsidiary of the Crescent Member, or (ii) subject to the RFR Agreement, a Sale by the Crescent Member to any Person if ownership of Units by the Crescent Member could adversely affect the ability of Crescent Equities to achieve or maintain qualification as a REIT, or (c) a Sale by one Member to another Member. Notwithstanding the previous sentence, a Permitted Transfer shall not include a sale to Vornado Realty Trust, the Crescent Member, Crescent Equities or any of their respective Affiliates or Subsidiaries if, as a result of such sale, Vornado Realty Trust and Crescent Equities would be deemed, pursuant to Sections 318 and 856 of the Code, to have a combined ownership interest in the Company in excess of 24.9 percent.

         "Person" shall mean any individual or Entity, and the heirs, executors, administrators, successors and assigns of such "Person" when the context so permits.

         "Regulatory Allocations" shall have the meaning given such term in
Section 6.2.

         "REIT" shall mean real estate investment trust under Code Sections 856 through 860.

         "Remaining Members" shall have the meaning given such term in Section 10.3.1.

         "Reorganization" shall have the meaning given such term in Section
11.2.

         "RFR Agreement" shall mean the Right of First Refusal Agreement, dated on a date even with this Agreement, by and between the Crescent Member and Vornado Operating Co.

          "Sale" (including the correlative terms "Sell," "Selling" and "Sold") shall mean a sale, exchange, transfer, assignment, lease, pledge or other disposition, with or without consideration, of all or any portion of a Member's Units or Membership Interest.

         "Securities Act" shall have the meaning given such term in Section 13.1.1.

         "Senior Executive Officers" shall have the meaning given such terms in
Section 8.3.1.

         "Subsidiary" shall mean, in respect of any Person, any Entity of which the majority of the voting equity and the majority of each other class of equity is owned by either (a) such Person or (b) another Subsidiary of such Person.

         "Successor" shall have the meaning given such term in Section 11.2.

         "Terminating Member" shall have the meaning given such term in Section 10.4.

         "Termination" shall mean, as to any Person, the bankruptcy, dissolution or termination (other than by merger or consolidation), as applicable, of such Person. The "bankruptcy" of a Person shall mean that such Person (i) shall have suffered the entry of a decree or order by a court having jurisdiction adjudging such Person as a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for such Person under bankruptcy laws, or any other similar applicable law, or (ii) shall have suffered the entry of a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (iii) shall institute proceedings to be adjudicated a voluntary bankrupt or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under bankruptcy laws, or any other similar or applicable law, or shall consent to the filing of any such petition, or (iv) shall consent to the appointment of a receiver, liquidator, trustee, assignee or custodian in bankruptcy or insolvency, or (v) shall make an assignment for the benefit of creditors, or (vi) shall admit in writing its inability generally to pay its debts as they become due.

         "TNI" shall have the meaning given such term in the preamble to this Agreement.

         "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Formation and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

         "Units" shall mean the Class A Units and the Class B Units together.

         "Unreturned Class A Preference Amount" shall mean, with respect to each Member, the excess of the Class A Preference Amount of such Member over the aggregate distributions to such Member pursuant to Section 7.1.1.

                                   ARTICLE 2

                           ORGANIZATION OF THE COMPANY

         2.1 Continuation of the Company. The Company was formed by TNI as a limited liability company pursuant to the provisions of the Delaware Act. The Company, TNI and the Crescent Member hereby amend and restate the Limited Liability Company Agreement of the Company, dated as of July 5, 2000, between the Company and TNI, and, subject to the terms and conditions of this Agreement, continue the Company as a Delaware limited liability company pursuant to the provisions of the Delaware Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

         2.2 Name. The name of the Company is Transportal Network, LLC. In the event that the name "Transportal Network, LLC" becomes unavailable for continued use by the Company or in the event that the Manager determines that the Company should use a different name, the name of the Company shall be changed to such other name as may be available for use by the Company. The Manager shall cause the Company to file such assumed name certificates and similar filings, and any amendments thereto, in such jurisdictions as the Manager considers appropriate or advisable.

         2.3 Principal Place of Business. The principal place of business of the Company initially shall be 1140 Hammond Drive, Suite B-2100, Atlanta, Georgia 30328-5551. The Company may locate its principal place of business and registered office at any other place or places as the Manager may from time to time deem advisable.

         2.4 Registered Office and Registered Agent. The Company's initial registered office shall be at the office of its registered agent at 1013 Centre Road, Wilmington, Delaware 19805, and the name of its initial registered agent at such address shall be Corporation Service Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Delaware Act.

         2.5 Duration of the Company. The term of the Company commenced on the date of filing of the Certificate of Formation with the Delaware Secretary of State and shall continue until December 31, 2050, subject to earlier termination as provided for hereunder.

                                   ARTICLE 3

                         NAMES AND ADDRESSES OF MEMBERS

         3.1 Names and Addresses of Members. The names and addresses of the Members are set forth on Exhibit A, as it may be amended from time to time.

                                   ARTICLE 4

                             PURPOSES OF THE COMPANY

         4.1 Purposes of the Company.

                  4.1.1 The purposes of the Company shall be to do any and all of the following, directly or indirectly through Subsidiaries:

                           (i)      to organize unrelated parties to provide
business services;

                           (ii)     to borrow or raise money, and from time to
time issue, accept, endorse and execute promissory notes, loan agreements, options, stock purchase agreements, contracts, documents, checks, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of, the whole or any part of the property of the Company whether at the time or thereafter acquired and guaranty the obligations of others and sell, pledge or otherwise dispose of such bonds or other obligations of the Company for its purposes;

                           (iii)    to guaranty the obligations of others in
connection with the carrying out by the Company of the foregoing objects and purposes;

                           (iv)     to acquire, obtain, maintain, develop,
operate, own, construct, lease, license or sublicense, invest in, sell or dispose of any and all such facilities, equipment, and services, and all necessary consents, permissions, authorizations, permits, licenses, intellectual property and other tangible and intangible assets and properties, and maintain such offices and technical facilities and hire such personnel, employees, contractors and consultants, as may be necessary, advisable or useful in connection with the Company's business;

                           (v)      to take any and all other actions as may be
necessary, advisable or useful in connection with the marketing and promotion of the Company's business;

                           (vi)     to maintain an office or offices in such
place or places as the Manager shall determine and in connection therewith do such other acts and things as may be necessary or advisable in connection with the maintenance of such offices, and on behalf of and in the name of the Company pay and incur reasonable expenses and obligations for legal, accounting, investment advisory, consultative and custodial services, and all other reasonable costs and expenses incident to the conduct of the Company's activities;

                           (vii)    to enter into, make and perform all such
contracts, agreements and other undertakings as may be necessary or advisable or incident to the carrying out of the foregoing objects and purposes;

                           (viii)   to take all such other actions as may be
necessary, advisable or useful, or ancillary or incidental to, any of the foregoing activities; and

                           (ix)     to exercise all other powers and to engage
in all activities necessary to or reasonably connected with the foregoing business and operations.

                  4.1.2 It is intended that the Crescent Member qualify as a "taxable REIT subsidiary," as such term is defined in Code Section 856(l). Any actions taken by the Company that are inconsistent with such status or that may result in the Crescent Member not continuing to qualify as a taxable REIT subsidiary (i.e., (a) directly or indirectly operating or managing a lodging facility or a health care facility, (b) directly or indirectly providing to any other person (under a franchise, lease, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, or (c) becoming a tenant in any property owned directly or indirectly by Crescent Equities (other than as permitted by the rental exceptions of Code Sections 856(d)(8)(A) and (B))), including without limitation, the acquisition by the Company of an interest in an entity which could cause the Crescent Member to fail to qualify as a taxable REIT subsidiary, shall be void ab initio.

         4.2 Partnership. The parties hereto intend that the Company shall be taxable as a partnership for federal income tax purposes unless otherwise agreed to by the Manager; provided, however, that if the Crescent Member's Class B Percentage Interest is in excess of fifteen percent (15%), then the Manager may not take any action to cause the Company to be taxable as a corporation for federal income tax purposes without the consent of Crescent Equities.

                                   ARTICLE 5

           CAPITAL CONTRIBUTIONS; ISSUANCES OF UNITS; CAPITAL ACCOUNTS

         5.1 Capital Accounts.

                  5.1.1 A separate Capital Account will be maintained for each Member. With respect to each Member, "Capital Account" shall mean such Member's Initial Capital, increased by (i) any cash contributed by such Member to the Company; (ii) the fair market value, as determined by the Manager, of any property contributed after the date hereof by such Member to the Company (net of liabilities that are secured by such contributed property or that the Company or any other Member is considered to assume or take subject to under Code Section
752); (iii) allocations to such Member of Net Profit pursuant to Article 6; and
(iv) other additions allocated to such Member in accordance with this Agreement; and decreased by (A) the amount of cash distributed to such Member by the Company; (B) allocations to such Member of Net Loss pursuant to Article 6; (C) the fair market value, as determined by the Manager, of property distributed to such Member by the Company (net of liabilities that are secured by such distributed property or that such Member is considered to assume or take subject to under Code Section 752); and (D) other deductions allocated to such Member in accordance with this Agreement.

                  5.1.2 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and Treasury Regulations Section
1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such regulations.

                  5.1.3 In the event of a permitted Sale of Units, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Units in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

         5.2 Initial Capital Contributions.

                  5.2.1 [Intentionally Left Blank]

                  5.2.2 Concurrent with the execution of this Agreement, TNI shall make a Capital Contribution of assets pursuant to the Contribution Agreement dated the date hereof between TNI and the Company, in the aggregate net amount of ($3,800,000) Three Million Eight Hundred Thousand Dollars and the Crescent Member shall cancel the Note in the amount of $1,200,000 (collectively, "Class A Initial Preference Amount"), as follows:

                      TNI:                  $3,800,000

                      Crescent Member:      $1,200,000

                  5.2.3 Concurrent with the execution of this Agreement, TNI and the Crescent Member shall also make the cash Capital Contributions below:

                      TNI:                      $7600

                      Crescent Member:          $2400

5.2.4 The outstanding Units in the Company shall initially be awarded as follows:

                      TNI:                      760   Class A Units
                                               7600   Class B Units

                      Crescent Member:          240   Class A Units
                                               2400   Class B Units

The number of Units of the Members shall be adjusted from time to time by the Manager to the extent necessary to reflect accurately the issuance of additional Units, defaults in the making of required Capital Contributions, Sales of Units permitted under Article 10, or other events having an effect on the number of outstanding Units. The Manager shall amend, or cause to be amended, Exhibit A from time to time in order to conform to such adjustments in the number of Units of the Members.

         5.3 Additional Capital Contributions.

                  5.3.1 The Manager shall determine the amount and timing of any and all additional funding and Capital Contribution requirements for the Company in excess of the Initial Cash Contributions. The Manager may determine to call for the Members to make additional Capital Contributions to the Company, in cash, and each Member shall be required to fund such additional Capital Contributions pro rata in proportion to its respective Class B Percentage Interest. The Manager shall determine the number of Class A Units, if any, and Class B Units that will be issued to Members in respect of any Capital Contributions made pursuant to this Section 5.3.1. If Class A Units are to be issued, the number of Class A Units issued to each Member shall be based upon each Member's Class B Percentage Interest, and each Member shall also receive 10 Class B Units for each Class A Unit so issued. If no Class A Units are to be issued, the number of Class B Units issued to each Member shall also be based upon each Member's Class B Percentage Interest. Each call for such a required additional Capital Contribution shall be in writing and specify the due date therefor, which in no event shall be fewer than fifteen (15) Business Days after the date of such call. In lieu of additional Capital Contributions from existing or new Members, the Manager may, but shall not be required to, consider other methods of raising capital for the Company including, without limitation, bank or other debt financing or a public offering of equity or debt securities. Any Class A Units or Class B Units issued shall be issued to all Members at the same price per unit.

                  5.3.2 If a Defaulting Member fails to make an additional Capital Contribution as provided in Section 5.3.1, the Non-Defaulting Members will have the right, exercisable by giving notice to the other Members within fifteen (15) calendar days after the due date for making the additional Capital Contribution under Section 5.3.1, to contribute the amount not contributed by the Defaulting Member, pro rata based on the Non-Defaulting Members' then existing Class B Percentage Interest as equity pursuant to Section 5.4 (each such contributing Non-Defaulting Member, an "Equity Participating Member") or as debt pursuant to Section 5.5 (each such contributing Non-Defaulting Member, a "Debt Participating Member", and together with the Equity Participating Members, the "Participating Members"). To the extent that one or more of the Non-Defaulting Members do not exercise the right to make such contribution in full, such right may be exercisable by the other Non-Defaulting Members by giving notice to the other Members no later than twenty (20) calendar days after the end of such fifteen (15) calendar day period. If the Participating Members elect to make, in the aggregate, more than the remaining amount of the additional Capital Contribution required of the Defaulting Member, then each Participating Member who elects to contribute more than its pro rata share will, in addition, be entitled to contribute a pro rata share of the remaining amount of such additional Capital Contribution (based on the Class B Percentage Interest of the Participating Members who elected to make such additional Capital Contribution).

         5.4 Recalculation of Percentage Interests and Number of Units.

                  5.4.1 In the event a Defaulting Member fails to make any required Capital Contribution within fifteen (15) Business Days from the date of a written notice of the Manager calling for such additional Capital Contribution and there exists at least one Equity Participating Member, the Class B Percentage Interest and the number of Class B Units of the Defaulting Member and each Equity Participating Member shall be recalculated as of the date of such Capital Contribution in accordance with this Section 5.4.

                  5.4.2 The new Class B Percentage Interest of the Defaulting Member shall equal the percentage represented by a fraction, the numerator of which shall be (A) the product of the Accreted Value of the Company (less the Unreturned Class A Preference Amount) immediately prior to the Capital Contribution giving rise to the recalculation and the Defaulting Member's Class B Percentage Interest immediately prior to the Capital Contribution giving rise to the recalculation, and the denominator of which shall be (B) the sum of the Accreted Value of the Company (less the Unreturned Class A Preference Amount) immediately prior to the Capital Contribution giving rise to the recalculation plus (C) two times the total Capital Contribution (excluding loans pursuant to Section 5.5.1) from all Members giving rise to the recalculation. The preceding sentence shall not apply if the Crescent Member is a Defaulting Member and TNI is an Equity Participating Member to the extent that the additional Capital Contribution of TNI is funded by a party other than a stockholder of TNI on the date of this Agreement, it being further agreed that the additional Capital Contribution will be deemed to have been funded by such party to the extent of its investment in TNI. In such event, the Class B Percentage Interest of the Crescent Member shall be decreased in the same proportion as the indirect percentage interests in the Company of the stockholders of TNI on the date of this Agreement are decreased as a result of the investment in TNI by such party.

                  5.4.3 All Equity Participating Members shall share the difference between the Defaulting Member's Class B Percentage Interest prior to the Capital Contribution giving rise to the recalculation and the Class B Percentage Interest resulting from the formula in Section 5.4.2 on a pro rata basis based on the amount contributed pursuant to Section 5.3.2 by each Equity Participating Member.

                  5.4.4 Upon such recalculation, the Defaulting Member shall be relieved of its obligation to make the amount of defaulted Capital Contributions existing as of the date of such adjustment, and such dilution (and any consequences arising from such reduction that are provided for in this Agreement) shall be the sole remedy of the Company and the Non-Defaulting Members and the sole penalty to be applied with respect to the failure of a Defaulting Member to make all or any portion of any additional Capital Contribution.

         5.5 Capital Contributions as Loans.

                  5.5.1 In the event a Defaulting Member fails to make any required Capital Contribution within fifteen (15) Business Days from the date of a written notice of the Manager calling for such additional Capital Contribution and there exists at least one Debt Participating Member, the amount of each Debt Participating Member's additional contribution pursuant to Section 5.3.2 shall be treated as Company debt (such amounts, "Member Debt").

                  5.5.2 Member Debt shall accrue interest at a rate of 20% per annum, with interest due and payable in a lump sum on the date of Member Debt repayment pursuant to Section 7.1.

                  5.5.3 For the period beginning on the date Member Debt is contributed to the Company and continuing for twelve (12) months, each Debt Participating Member shall have the option to convert any or all of such Member Debt into equity. For such amount of the Member Debt elected to be converted into equity, the percentage interests and number of units of the original Defaulting Member and all Equity Participating Members shall be recalculated pursuant to Section 5.4 as if the Debt Participating Member had instead elected to become an Equity Participating Member on the date such Member Debt was contributed. No interest shall be due for any amount of Member Debt converted to equity prior to its repayment.

                  5.5.4 Upon the contribution of Member Debt, the Defaulting Member shall be relieved of its obligation to make the amount of defaulted Capital Contributions to the extent such contributions are the subject of such Member Debt contribution, and, subject to the option of a Debt Participating Member to convert its Member Debt into equity and cause a recalculation of percentage interests and numbers of units pursuant to Section 5.4, there shall be no additional remedy of the Company and the Non-Defaulting Members and no additional penalty applied to a Defaulting Member to make all or any portion of any additional Capital Contribution.

         5.6 Issuance of Additional Membership Interests. The Manager is authorized to cause the Company to issue such additional Class A Membership Interests and Class B Membership Interests in the form of Class A Units and Class B Units, at any time or from time to time, to the Members, but only pursuant to a call for additional Capital Contributions to all of the Members pursuant to Section 5.3.1 or pursuant to an offer made on a pro rata basis to all of the Members in proportion to their respective Class B Percentage Interest, or to other Persons for such consideration and on such terms and conditions as shall be established by the Manager in accordance with Section
8.2. The Manager may, at its option, at the time a Member is admitted, close the Company's books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

         5.7 Temporary Investment of Funds. Subject to a determination by the Manager in its discretion as to the amount of cash required in connection with the Company's activities, the Manager shall invest in short-term money market or other comparable investments, the income of which shall not be subject to withholding taxes in the United States, all cash held by the Company, including all amounts being held by the Company for future investments, payment of Company expenses or distribution to the Members.

                                   ARTICLE 6

                    ALLOCATION OF INCOME, PROFITS AND LOSSES

         6.1 Allocations of Net Profit and Net Loss.

                  6.1.1 Except as otherwise provided in this Agreement, Net Profit and Net Loss of the Company for a Fiscal Year shall be allocated to the Members as follows:

                           (a) Net Profit for each Fiscal Year shall be
allocated as follows:

                                    (i) first, to the extent the Members have
received allocations of Net Loss pursuant to Section 6.1.1(b)(iv), Net Profit shall be allocated to the Members to the extent of, and in proportion to, such Net Loss allocations;

                                    (ii) second, to the extent the Members have
received allocations of Net Loss pursuant to Section 6.1.1(b)(ii), Net Profit shall be allocated to the Members to the extent of, and in proportion to, such Net Loss allocations; and

                                    (iii) thereafter, Net Profit shall be
allocated to the Members in accordance with their Class B Percentage Interests.

                           (b) Net Loss for each Fiscal Year shall be allocated
as follows:

                                    (i) first, to the extent the Members have
received allocations of Net Profit pursuant to Section 6.1.1(a)(iii), Net Loss shall be allocated to such Members to the extent of, and in proportion to, such Net Profit allocations;

                                    (ii) second, Net Loss shall be allocated to
the Members in proportion to the respective amounts by which each such Member's Adjusted Capital Account Balance exceeds the amount of such Member's Unreturned Class A Preference Amount, until the Adjusted Capital Account Balance of each Member is equal to its Unreturned Class A Preference Amount;

                                    (iii) third, Net Loss shall be allocated to
the Members in proportion to the respective amounts by which each such Member's Adjusted Capital Account Balance exceeds $0, until the Adjusted Capital Account Balance of each Member is $0; and

                                    (iv) thereafter, Net Loss shall be allocated
to the Members in accordance with their Class B Percentage Interests.

                  6.1.2 To the extent an allocation of Net Loss pursuant to
Section 6.1.1(b) would cause a Member to have a deficit Adjusted Capital Account Balance as of the end of the Fiscal Year to which the allocation relates (or would increase any such deficit Adjusted Capital Account Balance), then such Net Loss shall be reallocated to the other Members in proportion to their respective Class B Percentage Interest.

                  6.1.3 Notwithstanding Section 6.1.1, for any Fiscal Year of the Company in which an event occurs resulting in the dissolution or liquidation of the Company, and for each Fiscal Year thereafter, each item of income, gain, loss or deduction for any such Fiscal Year shall be allocated as follows:

                           (a) first, items of income and gain shall be
allocated to any Members having deficit balances in their Capital Accounts (computed after taking into account the profits or losses for the period prior to such event in the Fiscal Year in which the event occurs), to the extent of, and in proportion to, those deficits; and

                           (b) thereafter, items of income, gain, loss and
deduction shall be allocated among the Members so as to cause the credit balance in each Member's Capital Account to equal the amount of distributions such Member would be entitled to receive if an amount equal to the aggregate credit balances in the Members' Capital Accounts were distributed pursuant to Section 7.1.

         6.2 Regulatory Allocations.

                  6.2.1 Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items of Company income and gain to be allocated pursuant to this Section 6.2.1 shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                  6.2.2 Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 6 except Section 6.2.1, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member with a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for the year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (determined in accordance with Treasury Regulations Section 1.704-2(i)(4)). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items of Company income and gain to be allocated pursuant to this Section 6.2.2 shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2.2 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  6.2.3 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit Adjusted Capital Account Balance of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2.3 shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Article 6 have been tentatively made as if this Section 6.2.3 were not in the Agreement.

                  6.2.4 Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore to the Company pursuant to any provision of this Agreement, (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1) and (iii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this
Section 6.2.4 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 6 have been tentatively made as if Section 6.2.3 and this Section 6.2.4 were not in the Agreement.

                  6.2.5 Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Class B Percentage Interests.

                  6.2.6 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

                  6.2.7 Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in accordance with their respective Percentage

Interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

         6.3 Curative Allocations. The allocations set forth in Section 6.2 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Manager shall cause the Company to make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not in this Agreement. In exercising its discretion under this Section 6.3, the Manager shall take into account future Regulatory Allocations under Sections 6.2.1 and 6.2.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections
6.2.5 and 6.2.6.

         6.4 Other Rules.

                  6.4.1 To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat distributions of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

                  6.4.2 If any fees or other payments deducted for federal income tax purposes by the Company are recharacterized by a final determination of the Internal Revenue Service as nondeductible distributions to any Member, then, notwithstanding all other allocation provisions, gross income shall be allocated to such Member (for the year(s) of adjustment) in an amount equal to the fees or payments recharacterized. Recharacterization of any fees or other payments by the Internal Revenue Service shall not affect the amount of distributions from the Company to which the Members would otherwise be entitled pursuant to this Agreement.

         6.5 Tax Allocations. Code Section 704(c).

                  6.5.1 Except as otherwise provided in this Section 6.5.1, all items of income, gain, loss and deduction recognized for income tax purposes shall be allocated to the Members in accordance with the allocation of the corresponding "book" items pursuant to Sections 6.1, 6.2, 6.3 or 6.4.

                  6.5.2 In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

            6.5.3 In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

            6.5.4 Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

      6.6 Allocations in Event of Sale. If a Membership Interest in the Company is Sold in accordance with Article 10 of this Agreement, the Net Profit and Net Loss of the Company shall be calculated as of the end of the month immediately prior to the month in which the sale occurs. The transferor Member shall be allocated an amount equal to the Net Profit and Net Loss of the Company allocable to the period ending on the last day of the month immediately prior to the Sale. The transferee of the interest in the Company to be so Sold shall be allocated an amount equal to the Net Profit and Net Loss of the Company allocable to the remainder of the calendar year. This paragraph shall apply for purposes of computing a Member's Capital Account and for federal income tax purposes.

      6.7 Deficit Capital Account Balances. The Members shall not be obligated at any time to repay or restore to the Company all or any part of any distributions made to the Members by the Company, nor shall any Member be required to restore a deficit Capital Account balance to the Company.

                                   ARTICLE 7

                                 DISTRIBUTIONS

      7.1 Discretionary Distributions. Except as otherwise provided in this Agreement, the Company shall make cash distributions at such times and in such amounts as the Manager may determine; provided, however, that no distributions shall be made until all Member Debt and interest on such Member Debt has been paid. Such cash shall be distributed to the Members in accordance with the following order of priority:

            7.1.1 first, to the Members holding Class A Units, in proportion to the respective amounts by which each such Member's Unreturned Class A Preference Amount exceeds $0, until the Unreturned Class A Preference Amount of each Member is $0; and

            7.1.2 thereafter, to the Members in accordance with their Class B Percentage Interests.

      7.2 Amounts Withheld From Distributions. All amounts withheld pursuant to the Code or any provisions of any state, local or foreign tax law with respect to any distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article 7 for all purposes under this Agreement.

      7.3 Distributions Upon Liquidation. Notwithstanding anything to the contrary in this Article 7, upon the dissolution of the Company for any reason, or its liquidation within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), the assets of the Company shall be distributed (or deemed distributed in the event of a termination under Section 708(b)(1)(B) of the
Code) pursuant to the provisions of Section 12.3.

      7.4 Distributions In Kind. No Member shall have the right to demand and receive property other than cash as a distribution from the Company. Except as explicitly provided in accordance with this Article 7, no Member shall have the right to demand and receive cash from the Company with respect to its Class A Membership Interest or its Class B Membership Interest in the Company.

      7.5 Limitation Upon Distributions. No distribution shall be declared and paid to a Member in violation of the Delaware Act; a Member who receives a distribution in violation of the Delaware Act shall be liable to the Company for the amount of the distribution to the extent provided under the Delaware Act.

                                   ARTICLE 8

                                   MANAGEMENT

      8.1 Management.

            8.1.1 The Members agree that the Company shall constitute a manager managed limited liability company for purposes of the Delaware Act. The day-to-day business, operations and affairs of the Company shall be managed by TNI (the "Manager"). The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. The Manager shall have all powers necessary to manage and control the day-to-day activities and operations of the Company, including the power to cause the Company to take any actions to the extent necessary, convenient or incidental to the accomplishment of the purposes of the Company set forth in Section 4.1 hereof. Without limiting the generality of the foregoing, the powers of the Manager shall include the power on behalf of the Company, for the Company itself or on behalf of any Subsidiary, and subject to the provisions of Section 8.2 hereof, to:

                  (i) acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of any assets or investment made or held by the Company;

                  (ii) open, maintain and close accounts with brokers and bank accounts and draw checks or other orders for the payment of money;

                  (iii) enter into, and take any action under, any contract, agreement or other instrument as the Manager shall determine to be necessary or desirable to further the purposes of the Company;

                  (iv) bring and defend actions and proceedings at law or equity and before any governmental, administrative or other regulatory agency, body or commission;

                  (v) employ, and dismiss from employment, any and all employees, attorneys, accountants, consultants, appraisers or custodians of the assets of the Company or other agents, on such terms and for such compensation as the Manager may determine, whether or not such person may also be otherwise employed by any Affiliate of the Company or any other Member;

                  (vi) issue additional Class A Membership Interests or Class B Membership Interests to existing Members or to other Persons in accordance with
Section 5.6 (other than any permitted transferee of any Member in accordance with the terms hereof);

                  (vii) determine the compensation of key employees of the Company;

                  (viii) approve an initial public offering of equity securities in the Company;

                  (ix) make all elections, investigations, evaluations and decisions, binding the Company thereby, that may in the judgment of the Manager be necessary or desirable for the acquisition, management or disposition of investments by the Company;

                  (x) incur expenses and other obligations on behalf of the Company in accordance with this Agreement, and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations;

                  (xi) borrow money to pay Company expenses, which borrowing shall be on such terms as the Manager shall determine in its discretion;

                  (xii) execute, acknowledge, verify and file any notifications, applications, statements and other filings that the Manager considers necessary or desirable to be filed with any Governmental Agency;

                  (xiii) execute, acknowledge, verify and file any and all certificates, documents and instruments that the Manager considers necessary or desirable to permit the Company or any Subsidiary to conduct activities in any jurisdiction in which the Manager deems advisable;

                  (xiv) do any or all of the foregoing, discretionary or otherwise, through agents selected by the Manager and compensated or uncompensated by the Company;

                  (xv) take any other actions and execute any other contracts, documents and instruments that it deems appropriate to carry out the intent of this Agreement and the purposes of the Company; and

                  (xvi) act for and on behalf of the Company or any Subsidiary in all other matters.

            8.1.2 In furtherance of the foregoing, the Company hereby designates and appoints the Manager as its agent and attorney-in-fact, and authorizes it to take any and all actions necessary to fulfill its obligations pursuant to
Section 8.1.1.

            8.1.3 The Manager shall not receive a salary or other compensation for serving in its capacity as Manager, except that the Manager shall be reimbursed by the Company on demand for its reasonable out-of-pocket costs and expenses actually incurred in its capacity as Manager (including travel and other disbursements) in performing its services hereunder, subject to presentation of reasonable, detailed supporting documentation of such costs and expenses.

      8.2 Certain Special Voting Requirements.

            8.2.1 Notwithstanding any other provision in this Agreement to the contrary, the actions set forth in this Section 8.2.1 may only be taken by the Company upon the unanimous written consent of the Members:

                  (i) any dissolution, liquidation or winding up of the Company;

                  (ii) any merger, consolidation or other business combination with any other entity, or any similar reorganization, such that upon consummation of such merger, consolidation or reorganization, TNI and the Crescent Member do not collectively hold a majority of the equity of the entity that is the survivor of such merger, consolidation or reorganization (other than a Reorganization); and

                  (iii) any recapitalization or similar reorganization of the Company or other transaction that would materially and adversely affect a particular Member and would result in unfair discrimination against such Member vis-a-vis other similarly situated Members.

            8.2.2 (a) Notwithstanding any other provision in this Agreement to the contrary, for so long as the Crescent Member's Class B Percentage Interest is in excess of fifteen percent (15%), the Company shall not, (i) without the consent of Crescent Equities, undertake any merger, consolidation or other business combination, recapitalization or similar reorganization of the Company that could adversely affect the ability of Crescent Equities to achieve or maintain qualification as a REIT, or (ii) without the consent of the Crescent Member, undertake any merger, consolidation or other business combination, recapitalization or similar reorganization of the Company that could adversely affect the ability of the Crescent Member to achieve or maintain qualification as a taxable REIT subsidiary.

            (b) Notwithstanding any other provision in this Agreement to the contrary, if the Crescent Member's Class B Percentage Interest is fifteen percent (15%) or less, the Company shall not, without providing thirty (30) days prior written notice to the Crescent Member, (i) undertake any merger, consolidation or other business combination, recapitalization or similar reorganization of the Company that could adversely affect the ability of Crescent Equities to achieve or maintain qualification as a REIT or that could adversely affect the ability of the Crescent Member to achieve or maintain qualification as a taxable REIT subsidiary, (ii) take any action to cause the Company to be taxable as a corporation for federal tax purposes or (iii) permit a Sale of Units to a Person who is not a Member. Upon receipt of such notice and subject to the RFR Agreement, the Crescent Member shall have the right to Sell its Class B Units to any party, including without limitation a party seeking to invest in TNI or the Company, upon such terms and conditions as it deems appropriate.

      8.3 Officers.

            8.3.1 The Company shall have a Chief Executive Officer and such other senior executive officers as the Manager shall determine (the "Senior Executive Officers"). Officers shall have such powers and duties as may be specified by, or in accordance with, resolutions adopted by the Manager. In the absence of any contrary determination by the Manager, the Senior Executive Officers shall, subject to the power and the authority of the Manager, have general supervision, direction and control of the officers, employees, business and affairs of the Company. Notwithstanding the foregoing, no officer of the Company shall have any power or authority outside the normal day-to-day business of the Company to bind the Company by any contract or engagement or to pledge its credit or to render it liable in connection with any transaction unless expressly so authorized by the Manager or the Annual Budget.

            8.3.2 The Manager shall elect the Senior Executive Officers. Each such officer shall serve until his or her respective successor is duly elected, or until his or her earlier death, resignation or removal.

      8.4 Limitation of Liability of Members. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager except as otherwise required by law.

      8.5 Manager Standard of Care; Liability to Members. The Manager shall perform its managerial duties in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager shall not, in any way, be deemed to guarantee the return of the Members' Initial Cash Contributions or Capital Contributions or a profit for the Members from the operations of the Company, and the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct or a wrongful taking by the Manager.

      8.6 Indemnity of Members, Managers, Officers, Employees and Other Agents. The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless any Person who was or is a party to, or is threatened to be made a party to, a threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Company, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such Person is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, from and against any and all claims, liabilities, losses, damages, costs or expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such Person in connection with such action, suit or proceeding. The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such Person against any liability which may be asserted against him or her. Any expenses covered by the foregoing indemnification shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Persons seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. The indemnification provided herein shall not be deemed to limit the right of the Company to indemnify any other Person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any Person seeking indemnification from the Company may be entitled under any agreement or otherwise, both as to action in his, her or its official capacity and as to action in another capacity while serving as a Member, Manager, officer, employee or agent.

      8.7 Tax Matters Partner. TNI is designated as the "Tax Matters Partner" in accordance with Code Section 6231(a)(7). The Tax Matters Partner shall use its reasonable efforts to comply with the responsibilities outlined in Code Section 6221 through 6233 (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity. The Tax Matters Partner shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary in each jurisdiction in which the Company does business. No later than June 1 of each Fiscal Year, the Tax Matters Partner shall cause to be furnished to each Member a Federal Partner Income Tax Schedule "K-1," or any substitute therefor, for such Member with respect to such Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Tax Matters Partner. The Tax Matters Partner is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and shall keep the Members informed of any such administrative and judicial proceedings. The Tax Matters Partner shall be entitled to be reimbursed by the Company for all reasonable costs and expenses incurred by it in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with any judgment in or settlement of any such proceeding. The Tax Matters Partner shall not enter into any agreement with the Internal Revenue Service settling tax matters affecting the Company and its Members that would be binding on any Member other than the Tax Matters Partner. Any Member who enters into a settlement agreement with respect to any Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within thirty
(30) calendar days after the date of settlement.

      8.8 Outside Activities of TNI. TNI shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Units and the management of the business of the Company, including the employment of employees for the Company, and such activities as are incidental thereto. TNI shall not own any assets other than Units and other than related to the activities in the prior sentence, and such bank accounts or similar interests as are necessary to carry out its responsibilities contemplated under this Agreement and its Certificate of Incorporation.

                                   ARTICLE 9

                              RECORDS AND REPORTS

      9.1 Records, Audits, and Reports. At the expense of the Company, proper and complete records and books of account shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The books and records shall at all times be maintained at the principal executive office of the Company and shall be open to the inspection and examination of the Members or their duly authorized agents during business hours. At a minimum, the Company shall keep at its principal place of business the following records:

                  (i) a current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present;

                  (ii) a copy of the Certificate of Formation of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (iii) copies of the Company's federal, state and local income tax returns and reports, if any, for the four most recent years;

                  (iv) a copy of this Agreement, as amended to date, any copies of correspondence relating to any Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

                  (v) copies of the then current Annual Budget; and

                  (vi) any written consents obtained from Members with respect to any actions taken or approved by Members.

The Manager shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents.

      9.2 Financial Statements. The Manager shall cause to be prepared and delivered to each Member, at the expense of the Company, the following financial statements:

                  (i) within fifteen (15) Business Days after the end of each calendar month (i) a balance sheet as of the end of such month; and (ii) the related statements of income or loss and cash flows for the interim period through the end of such month and for such month, and setting forth in comparative form the figures for previous fiscal periods and comparisons to the Annual Budget;

                  (ii) within fifteen (15) Business Days after the end of each calendar quarter ending on March 31, June 30 and September 30 of each Fiscal Year, (i) a balance sheet as of the end of each quarter; and (ii) the related statements of income or loss and cash flows for the interim period through the end of such quarter and for the quarter then ended, and setting forth in comparative form the figures for previous fiscal periods and comparisons to the Annual Budget;

                  (iii) within forty-five (45) calendar days of the end of each Fiscal Year, a balance sheet of the Company as of the end of each Fiscal Year, and the related statements of income or loss and cash flows for such Fiscal Year, all in reasonable detail with appropriate notes to such financial statements and supporting schedules, setting forth in each case in comparative form the figures for the previous year, and, within sixty (60) calendar days of the end of each Fiscal Year, the foregoing financial information as audited by a certified public accountant; and

                  (iv) with reasonable promptness, such other financial information or reports as any Member may reasonably request from time to time.

      9.3 Notice of Material Litigation. The Manager shall cause to be delivered to each Member prompt notice of the commencement or institution by or against the Company or any Member of any dispute, litigation, suit, action or other proceeding before any court or other governmental, administrative or taxing authority which the Manager in good faith determines is reasonably likely to have a material adverse effect upon a Member.

      9.4 Bank Accounts. The Company shall maintain bank accounts in such banks or institutions as the Manager shall select, and such accounts shall be drawn upon by check signed by such person or persons, and in such manner, as may be designated by the Manager. All moneys of the Company shall be deposited in the bank or other financial institution account or accounts of the Company.

                                   ARTICLE 10

                                TRANSFERABILITY

      10.1 No Pledge of Membership Interests. No Member shall be entitled to pledge, hypothecate, grant a security interest or lien in or against, or otherwise encumber (collectively, "pledge") all or any part of its Class A Membership Interest or Class B Membership Interest unless (i) such pledge is approved by the Manager or (ii) such pledge is made in connection with a credit agreement pursuant to which such pledging Member has obtained a revolving credit facility and has granted the lenders under such agreement a security interest in substantially all of the assets of such Member. In the event that a Member pledges all or any part of its Membership Interest in violation of this Section 10.1, such Member shall continue to be a Member but shall cease to hold any rights to participate in the management of the business and affairs of the Company, as applicable.

      10.2 Restrictions on Transfer.

            10.2.1 Any voluntary or involuntary Sale of all or any portion of a Member's Units or Membership Interest (other than a Permitted Transfer) may only be made with the approval of the Manager and subject to compliance with the provisions of Sections 10.3 and 10.4. Any purported Sale in violation of this Agreement shall be null and void and of no force or effect, and the Company shall not record any such Sale on its transfer books.

            10.2.2 Without limiting any other requirements set forth elsewhere herein, in connection with any Permitted Transfer of any Units by any Member, the transferee involved in such Permitted Transfer shall execute a counterpart copy of this Agreement in accordance with Section 10.3 and shall agree to be bound by all of the terms hereof, and the selling Member shall give written notice to the Company and each other Member of such Sale within fifteen (15) Business Days after such Sale describing the manner and circumstances of such Sale.

      10.3 Conditions to Transfer.

            10.3.1 In the event of the Sale of a Member's Units to a Person who is not a Member, and as a condition to recognizing the effectiveness and binding nature of any such Sale and substitution of a new Member, as against the Company or otherwise, the Members who are not Selling their Membership Interests (the "Remaining Members") which hold a majority of the class of Units held, may require the Selling Member and the proposed purchaser or transferee to execute, acknowledge and deliver to the Remaining Members and the Company such instruments of transfer, assignment and assumption and such other certificates, representations, documents and opinions of counsel, and to perform all the other acts that the Remaining Members may in their reasonable discretion deem necessary or desirable to:

                  (i) confirm the status of the purchaser or transferee as a Member, if appropriate;

                  (ii) confirm that the Person desiring to acquire the Units has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of the Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an assignee of an interest of a Member);

                  (iii) unless the Manager shall determine otherwise, preserve the Company's status as a limited liability company after the completion of such Sale or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

                  (iv) maintain the status of the Company as a partnership for federal tax purposes unless otherwise agreed to by the Manager; provided, however, that if the Crescent Member's Class B Percentage Interest is in excess of fifteen percent (15%), then the Manager may not take any action to cause the Company to be taxable as a corporation for federal income tax purposes without the consent of Crescent Equities; and

                  (v) comply with any material applicable state and federal laws and regulations, including securities laws and regulations.

            10.3.2 Notwithstanding any other provision in this Agreement to the contrary, if (a) the Crescent Member's Class B Percentage Interest is more than fifteen percent (15%) and (b), in the opinion of Shaw Pittman or other tax counsel of Crescent Equities reasonably acceptable to TNI, ownership of Units by the proposed purchaser could adversely affect the ability of Crescent Equities to achieve or maintain qualification as a REIT, then the Sale of Units to such Person shall not be permitted.

            10.3.3 Notwithstanding any other provision of this Agreement to the contrary, no Sale of a Member's Units or Membership Interest shall be permitted if, as a result of such Sale, Vornado Realty Trust and Crescent Equities would be deemed, pursuant to Section 318 and 856 of the Code, to have a combined ownership interest in the Company in excess of 24.9%.

      10.4 Termination of a Member. If, in the event of the Termination of a Member (hereinafter a "Terminating Member"), the Terminating Member's trustee in bankruptcy or successor-in-interest shall have only the rights of an assignee of the right to receive Company distributions applicable to any Class A Membership Interest and Class B Membership Interest of such Terminating Member. In the event of the Termination of a Member, the non-Terminating Members of each class shall have the option to purchase the Membership Interest of the same class owned by such Terminating Members pro rata based on the non-Terminating Members' relative Percentage Interests of such class by serving written notice upon such Terminating Member's administrator, conservator, liquidator or other successor-in-interest within thirty (30) calendar days after the giving of written notice to such Members that such Terminating Member is to be dissolved or liquidated. If one or more of the non-Terminating Members do not elect to purchase their pro rata portion of such same class of Membership Interest, and gives written notice of this decision to the other non-Terminating Members of the same class, the other non-Terminating Member(s) of the same class may elect to purchase pro rata the remainder of the same class of Membership Interest of the Terminating Member. The price to be paid for any such Class A Membership Interest shall be equal to the Terminating Member's Unreturned Class A Preference Amount as of the date of dissolution or liquidation. The price to be paid for any such Class B Membership Interest shall be equal to the Accreted Value of such Class B Membership Interest. The Sale of any Membership Interest to the Non-Terminating Members shall be made within ninety (90) calendar days after the Non-Terminating Members serve written notice of their intent to purchase the Terminating Member's Interest, subject to extension for a maximum of one hundred twenty (120) additional calendar days to the extent required to obtain all applicable governmental, regulatory and other third party consents and approvals. The purchase price shall be paid by an initial cash payment equal to 25% of the total purchase price, and the remaining 75% shall be paid by the delivery of a promissory note providing for five equal annual payments of principal, with accrued interest at the Prime Rate, which promissory note may be prepaid at any time without penalty.

      10.5 Termination of Article 10 Provisions. Notwithstanding any other provision of this Agreement, the provisions of this Article 10 shall be terminated and be of no further force and effect from and after the date of the consummation by the Company or its Successor, as defined below, of an initial public offering of its Capital Stock.

                                   ARTICLE 11

                   REORGANIZATION INCIDENT TO PUBLIC OFFERING

      11.1 Initial Public Offering. Subject to Sections 8.2.1 and 8.2.2 and in connection with an initial public offering of equity securities in the Company or its Successor, the Manager shall cause the Reorganization of the Company. Such Reorganization may be effected at such time prior to the consummation of an initial public offering as may be determined to be appropriate by the Manager. The Members acknowledge and agree that, notwithstanding any other provision of this Agreement, the Reorganization of the Company into a corporation will be effected in such a manner that the Company (or the Successor thereto, as defined below) shall have one class of voting common stock, which class shall be designated "Class A Common Stock".

      11.2 Reorganization. As used herein, a "Reorganization" shall mean:

                  (i) the transfer by the Crescent Member of its Membership Interest in the Company to TNI incident to the consummation of an initial public offering of equity securities by TNI;

                  (ii) the conversion of the Company from a Delaware limited liability company into a Delaware corporation pursuant to the provisions of
Section 265 of the Delaware General Corporation Law;

                  (iii) the contribution and/or sale, exchange, lease, transfer, disposition or conveyance to any Person(s) formed by the Company or its Affiliates for the purpose of effecting the Reorganization of all or substantially all of the Company's (and, if appropriate, its Subsidiaries') assets and liabilities;

                  (iv) the merger or consolidation of the Company with or into any Person(s) formed by the Company or its Affiliates for the purpose of effecting the Reorganization;

                  (v) the contribution, transfer, disposition or conveyance to any Person(s) formed by the Company or its Affiliates for the purpose of effecting the Reorganization of all of the equity interests in the Company; or

                  (vi) any other transaction or series of transactions involving the Company that has the effect of any of the transactions described in (i),
(ii), (iii) (iv) or (v) above, or which otherwise causes or results in the incorporation of all the equity of the Company or the incorporation of the Company or the Company's (and, if appropriate, its Subsidiaries') assets.

Any Person that is formed as the surviving Person of a Reorganization or that succeeds to all the equity of the Company or the assets of the Company (and/or its Subsidiaries) in connection with a Reorganization is sometimes hereinafter referred to as the "Successor".

      11.3 Issuance of Class A Common Stock. Upon a Reorganization, the Successor shall issue a number of shares of Class A Common Stock of the Successor to each Member with a fair market value equal to the value of the Units held by such Member immediately prior to such Reorganization. For this purpose, the value of each Unit shall be determined based (i) upon the value on which the initial public offering is based or (ii) in the event that the initial public offering does not occur within six months of the Reorganization, based on the amount each such Unit would have received pursuant to Section 12.3 on the liquidation of the Company.

      11.4 Implementing Agreements. If the requisite consent shall have been obtained to effect a Reorganization or a registration for a public offering or sale of equity securities in accordance with the terms of this Article 11, all Members agree that they will thereafter promptly execute any reasonably necessary documents, provide any reasonably necessary information or consents (all as determined by the Manager) and otherwise cooperate with the Manager in effecting such Reorganization, registration or sale.

                                   ARTICLE 12

                          DISSOLUTION AND TERMINATION

      12.1 Dissolution. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be dissolved upon the occurrence of any of the following events:

            12.1.1 the entry of a decree of dissolution pursuant to Section 18-802 of the Delaware Act;

            12.1.2 December 31, 2050; or

            12.1.3 the decision of the Members to dissolve the Company pursuant to Section 8.2.

      12.2 Effect of Commencement of Dissolution Proceedings. After the commencement of dissolution proceedings, the Company shall cease to carry on its business, except insofar as may be necessary to complete the winding up of its affairs, but its separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State pursuant to
Section 12.5 or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

      12.3 Winding Up, Liquidation, and Distribution of Assets.

            12.3.1 Upon dissolution of the Company, the Manager, or a Person selected by the Manager to act as a liquidator (the "Liquidator"), shall wind up the affairs of the Company pursuant to the following provisions. The Manager or the Liquidator, as applicable, shall, as soon as practicable, determine which assets, if any, will be distributed in kind to the Members pursuant to Section
12.4. Thereafter, the Members or the Liquidator, as applicable, shall sell or otherwise liquidate the assets of the Company, other than those that will be distributed in kind to Members, after which the assets of the Company, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:

                  (i) first, for the payment of the debts and liabilities of the Company, and the expenses of liquidation;

                  (ii) second, to the setting up of any reserves that the Members or the Liquidator may deem reasonably necessary for any unforeseen or unfixed or contingent liabilities or obligations of the Company; and

                  (iii) thereafter, any remaining assets will be distributed to the Members in accordance with their positive Capital Account balances in accordance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

            12.3.2 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

            12.3.3 The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

      12.4 Distributions In Kind on Liquidation. If the Manager or the Liquidator, as applicable, shall, in its good faith judgment, determine a sale or other disposition of part or all of the Company's assets would cause undue loss to the Members, the Manager or the Liquidator may distribute part or all of such remaining assets to the Members in accordance with Section 12.3.1. If the Manager elects, or the Liquidator elects to distribute any remaining assets in liquidation of the Company pursuant to this Section 12.4, such assets shall be distributed among the Members in accordance with Section 12.3.1 as if an amount of cash equal to the fair market value of the assets (determined by the Manager or the Liquidator, as applicable, as of the record date for such distribution, but net of any liabilities to which the assets are subject or that will be transferred to the recipient Members) were distributed on the date of distribution. If a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practicable, the percentage of the cash and assets distributed to each Member pursuant to this
Section 12.4 is identical. Distributions in kind of assets shall be deemed to be made pro rata among the Members if made in proportion to the dollar amounts to which each Member is entitled hereunder in such distribution. To the extent that the Company holds intellectual property that would be of ongoing use to the Members after the liquidation of the Company, the Manager shall determine the terms upon which such intellectual property shall be equitably distributed on a joint basis or jointly licensed to the Members.

      12.5 Certificate of Cancellation. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be executed in duplicate and verified by the Manager then in office or the Liquidator, which certificate shall set forth the information required by the Delaware Act. Duplicate originals of the certificate of cancellation shall be delivered to the Delaware Secretary of State.

      12.6 Effect of Filing Certificate of Cancellation. Upon the issuance of the certificate of cancellation, the existence of the Company shall cease. The Manager or the Liquidator shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

      12.7 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Initial Cash Contributions and Capital Contributions. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, no Member shall have any recourse against any other Member.

      12.8 Withdrawal or Reduction of Members' Contributions to Capital. A Member shall not receive out of the Company's property any part of its Initial Cash Contributions or Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Initial Cash Contributions and Capital Contributions, have been paid or provided for or there remains property of the Company sufficient to pay them.

                                   ARTICLE 13

                        CERTAIN ADDITIONAL COVENANTS AND
                         REPRESENTATIONS OF THE MEMBERS

      13.1 Confidentiality.

            13.1.1 Each Member agrees that except as may be required to be disclosed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise required to be disclosed in connection with a public offering of securities by the Company or its successors, such Member will not, during the term of this Agreement or thereafter, disclose, directly or indirectly, to any Person (other than to its Affiliates, Subsidiaries, employees and/or agents in connection with such Member's performance of its obligations hereunder) any Company Confidential Information or any other information belonging to the Company and treated as confidential by the Company, known, learned or acquired by such Member during the term of this Agreement except information already within the knowledge of such Member or independently developed by such Member as evidenced by written documentation pre-dating any such disclosure.

            13.1.2 Each Member agrees to take any and all actions reasonably deemed necessary or appropriate by it to insure the continued confidentiality and protection of the confidential information that it has agreed to keep confidential pursuant to this Section 13.1. In the event that any Member is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information that it has agreed to keep confidential hereunder, it will provide the Company and each other Member with prompt notice of such request so that the Company and/or any other Member may seek an appropriate protective order or waive its compliance with the provisions of this Section 13.1. In the event that such protective order or other remedy is not obtained, or the Company or the other Members waive compliance with the provisions of this Section 13.1, such Member agrees that it will furnish only that portion of any confidential information that is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of any confidential information being disclosed.

      13.2 Transactions Between a Member and the Company Generally. Notwithstanding the fact that it may constitute a conflict of interest, the Members may, and may cause their Affiliates to, engage in transactions with the Company so long as such transactions are not prohibited by this Agreement and are on market terms consistent with those available from unrelated third parties.

      13.3 Publicity. During the term of this Agreement, no Member shall, nor shall any Member permit its respective controlled Affiliates or Subsidiaries, directors, officers, employees, agents or advisors to, issue any press release or otherwise make any public statement or announcement (other than filings with the Securities and Exchange Commission) concerning the operations of the Company's business that has not been previously submitted to the Manager for review; provided, however, that no Member shall be prevented at any time by this
Section 13.3 from furnishing any required information to any Governmental Agency or from complying with its legal obligations under the Securities Act, the Exchange Act or any other applicable laws.

      13.4 Independent Activities. Subject to Section 8.8, each Member and its Affiliates may engage in whatever activities they choose without having or incurring any obligation to offer any profit from or interest in such activities to the Company or any Member, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or its Affiliates from engaging in such activities, or require any Member or its Affiliates to permit the Company, any Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes and renounces any such right or claim of participation.

      13.5 Representations and Warranties of the Members. Each Member represents and warrants to the other Members that, as of the date of its admission to the
Company:

            (i) all action required to be taken by such Member as a condition to the issuance and Sale of the Membership Interests in the Company being acquired by the Member has been taken;

            (ii) this Agreement has been duly authorized, executed and delivered by such Member and, upon due execution and delivery of the Agreement by the other Members, will constitute the valid and legally binding obligation of such Member; and

            (iii) the execution and delivery of the Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under such Member's certificate of incorporation, bylaws or similar organizational instruments or, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or any license, permit, franchise or certificate, to which such Member is a party or by which it is bound or to which its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member is subject.

      13.6 Indemnification by Members.

            13.6.1 Each Member shall indemnify and hold harmless the Company, each other Member, and their respective directors, officers and employees from and against any and all losses, claims, damages, expenses or liabilities (including without limitation reasonable attorneys fees) arising from (a) any breach by such indemnifying Member of any of its representations or warranties set forth herein, or (b) any breach by such indemnifying Member of any of its covenants or obligations set forth herein.

            13.6.2 In the event of a third party claim, the indemnifying Member hereunder shall have full control of the defense of litigation relating to a claim for indemnity hereunder and may settle, compromise or adjust the same; provided, that an indemnifying Member may not consent to any entry of judgment or enter into any such settlement, compromise or adjustment which does not include as an unconditional term thereof the giving by the plaintiff or claimant to the indemnitees of a release of all liability in respect of the claim, liability or litigation; and provided further, however, that an indemnitee, upon relieving the indemnifying Member in writing of the obligations imposed hereunder for defense and indemnification, shall have the right, if it so elects, to conduct such litigation at its own expense by its own counsel.

            13.6.3 The above obligations for defense and indemnification shall be imposed only if (i) the indemnitee sends to the indemnifying Member timely written notice of first service of process upon the indemnitee and a timely written request to defend the litigation (such notice and request shall be deemed timely if given within a reasonable length of time after receipt of service by the indemnitee and a reasonable length of time prior to the date by which first response to such process is legally required, considering all the circumstances); (ii) while such litigation is pending, the indemnitee, upon request, shall furnish to the indemnifying Member all relevant facts and documentary material in the former's possession or under its control, and shall make its employees or other persons under its control with knowledge of relevant facts reasonably available to the indemnifying Member for consultation and as witnesses at their customary places of business; and (iii) the indemnitee does not enter into any settlement relating to any claim for which it requests indemnification hereunder without the prior approval of the indemnifying Member.

                                   ARTICLE 14

                            MISCELLANEOUS PROVISIONS

      14.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly signed or made as of the date delivered if delivered personally or by overnight courier (with confirmation of receipt), when confirmed by telephone if delivered by facsimile, or three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                       if to TNI:

                       Transportal Network, Inc.
                       1140 Hammond Drive, Suite B-2100
                       Atlanta, Georgia 30328-5551
                       Attention:  Mark Epstein
                       with copies to:

                       Vornado Operating Co.
                       210 Route 4 East
                       Paramus, NJ
                       Attn:  Joseph Macnow

                       Dow, Lohnes & Albertson, PLLC
                       One Ravinia Drive, Suite 1600
                       Atlanta, Georgia 30346
                       Attention: John W. McNamara

                       if to the Crescent Member:

                       Transportal Investment Corp.
                       306 West 7th Street
                       Suite 1000
                       Fort Worth, Texas  76102
                       Attention: Jeffrey L. Stevens
                                  Richard R. Knight

                       with copies to:

                       Crescent Real Estate Equities Limited Partnership 777 Main Street, Suite 2100
                       Fort Worth, TX 76102
                       Attention: David M. Dean

                       Shaw Pittman
                       2300 N Street, NW
                       Washington, DC  20037
                       Attention: Sylvia M. Mahaffey

                       if to the Company:

                       Transportal Network, LLC
                       1140 Hammond Drive, Suite B-2100
                       Atlanta, Georgia 30328-5551
                       Attention: Chief Financial Officer

                       with copies to each Member

      14.2 Application of Delaware Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Delaware Act, without regard to Delaware's law relating to conflicts of law principles.

      14.3 Waiver of Action for Partition. Except as otherwise expressly provided in this Agreement, the Members hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company, or any interest that is considered to be Company property, regardless of the manner in which title to any such property may be held.

      14.4 Amendments. This Agreement may be amended, and any provisions hereof may be waived, only by the prior written consent of each Member; provided, however, that no such consent shall be required with respect to any amendments to this Agreement that may be reasonably required or appropriate (in the determination of the Manager) in order to effect the issuance of additional Membership Interests pursuant to Section 5.6, and provided further, however, that:

                  (i) an amendment, modification or waiver that reduces disproportionately, relative to other existing Members, a Member's Units or other interest in profits or losses in distributions as a result of the issuance of additional Membership Interests (other than as a result of the affected Member's failure to exercise preemptive rights or otherwise participate in the issuance of additional Units) that is otherwise permitted hereby shall be effective only with the written consent of such affected Member; and

                  (ii) an amendment, modification or waiver which would have the effect of increasing or expanding the liabilities or obligations of a Member hereunder, shall be effective only with the consent of such affected Member.

      14.5 Execution of Additional Instruments. Each Member agrees to execute, with acknowledgment or affidavit, if required, any and all documents and writings that may be expedient in connection with the continuance of the Company and the achievement of its purposes, specifically including (i) all amendments of this Agreement adopted pursuant to this Agreement, (ii) any certificates and other documents as the Manager reasonably deems necessary or appropriate to qualify the Company to do business in all jurisdictions in which the Company conducts or plans to conduct business or owns or plans to own property and (iii) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the United States of America and the State of Delaware, or any other State in which the Company conducts or plans to conduct business or owns or plans to own property, or any political subdivision or agency thereof.

      14.6 Compliance with Laws. At all times during the term of this Agreement, the Company shall obtain and maintain all permits, licenses, authorizations and approvals as may be required by applicable law in order to engage in its business as described herein, and shall otherwise engage in business in such a manner so as to comply with all federal, state and local laws that may be applicable to the Company or its business.

      14.7 Headings. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

      14.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

      14.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      14.10 Severability. If any provision of this Agreement or portion thereof, or the application of such provision or portion thereof to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision or portion thereof to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

      14.11 Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. No Member may assign this Agreement (by operation of law or otherwise) to any Person (other than an Affiliate) without the prior written consent of the other Members.

      14.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

      14.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      14.14 Use of Language. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words used in this Agreement in the singular shall be held and construed to include the plural and vice versa, unless the context otherwise requires. When used in this Agreement, "or" shall mean "and/or," unless the context otherwise requires.

      14.15 Integration. This Agreement and all exhibits and schedules thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                            TRANSPORTAL NETWORK, INC.


                             By:       /s/ Michael D. Fascitelli
                                ----------------------------------------
                                 Name:     Michael D. Fascitelli
                                      ----------------------------------

                                 Title:          President
                                       ---------------------------------

                             TRANSPORTAL INVESTMENT CORP.

                             By:            /s/ Jeff Stevens
                                ----------------------------------------
                                 Name:          Jeff Stevens
                                       ----------------------------------

                                 Title:        Vice President
                                       ---------------------------------

                            TRANSPORTAL NETWORK, LLC.


                             By: TRANSPORTAL NETWORK, INC, its Manager

                             By:       /s/ Michael D. Fascitelli
                                ----------------------------------------
                                 Name:     Michael D. Fascitelli
                                      ----------------------------------

                                 Title:          President
                                       ---------------------------------

The undersigned is executing this Agreement for the sole purpose of agreeing to the provisions of Sections 4.2, 8.2.2, 10.3.1 (iv) and 10.3.2 of this Agreement

CRESCENT REAL ESTATE EQUITIES COMPANY

By:               /s/ David M. Dean
   --------------------------------------------------
Name:                 David M. Dean
      -----------------------------------------------


Title:  Senior Vice Presient, Law and Administration
      -----------------------------------------------

                                    EXHIBIT A

                                Members and Units

Transportal Network, Inc.
1140 Hammond Drive
Suite B-2100
Atlanta, Georgia  30328-5551                                760 Class A Units
                                                           7600 Class B Units


Transportal Investment Corp.
306 West 7th Street
Suite 1000
Fort Worth, Texas  76102                                    240 Class A Units
                                                           2400 Class B Units